Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 20, 2009 - Sono-Tek Corporation (OTC BB: SOTK) held its Annual Shareholders Meeting on August 20, 2009 in Milton, New York. The results of Fiscal Year 2009, which ended on February 28, 2009, were reported. During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the business performance by noting that Sono-Tek grew sales by 12% in a very depressed economy. This growth came about as a result of the investments in creating new products and markets for the Company’s ultrasonic spraying technology. The funding for these investments and subsequent growth came from internal sources, mainly by foregoing income, and the use of cash reserves.  As the economy worsened, the Company turned to a cash conservation approach, and showed an increase in cash on hand from the middle to the end of the Fiscal Year. Debt levels remain very low compared to industry norms, and cash levels remain at a satisfactory level.

Shareholders were shown videos of a series of new products and applications, which now serve the clean energy market (fuel cells and solar energy), the medical industry (cardiac and peripheral stent coatings and coatings for other medical implants), and the food industry (baked goods coatings and biodegradable packaging material coatings). Dr. Joseph Riemer, President of Sono-Tek, reported on progress and sales in the food industry, which included recent sales for baked goods applications in the US and abroad.

Since the meeting takes place just prior to the end of the second quarter of the fiscal year, Dr. Coccio provided those present with a preliminary view of both the second and third quarter sales, indicating “we expect to see a 10 - 20% increase in sales over the first quarter results in both upcoming quarters, which combined with previous cost reductions could lead to profitable results in these quarters. Significant orders have been received and are being worked on for clean energy, medical device, and food customers. All things considered, Sono-Tek continues to progress, in spite of the economy and downturns in the electronics industry segment.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.  The Company’s slide show presentation used at the annual meeting is available on the Company’s website.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.